CERTIFICATE OF CHANGE

                                       OF

                     SMITH BARNEY POTOMAC FUTURES FUND L.P.

         Under Section 121-202-A of the Revised Limited Partnership Act


1. The name of the limited partnership is
                                          SMITH BARNEY POTOMAC FUTURES FUND L.P.

If applicable, the original name under which it was formed is

2. The Certificate of Limited Partnership was filed by the Department of State on 3/14/97.

3. The address of CT Corporation System as the registered agent of said limited partnership is hereby changed from CT CORPORATION SYSTEM, 1633 BROADWAY, NEW YORK, NY 10019 to 111 Eighth Avenue, New York, New York 10011.

4. Notice of the above changes was mailed to the limited partnership by CT Corporation System not less than 30 days prior to the date of delivery to the Department of State and such limited partnership has not objected thereto.

5. CT Corporation System is the registered agent of such limited partnership.

                                    CT CORPORATION SYSTEM

                                    By: /s/ Kenneth J. Uva
                                            --------------------------
                                            Kenneth J. Uva
                                            Vice President


NY Domestic LP - agent address only